Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-108972, 333-102066) and in the Registration Statements on Form S-8 (File Nos. 333-85368, 333-84787) of BioMarin Pharmaceutical Inc. of our report dated January 27, 2004 relating to the financial statements of BioMarin/Genzyme LLC, which is included as an exhibit to this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 14, 2005